January 24th, 2008 (New York) -- OmniReliant Holdings, Inc. News Memo

-Omni Reliant Holdings, Inc. Acquires Topical Pharmaceutical Patent
-Promotion of Paul W. Morrison to CEO of OmniReliant Holdings, Inc.
-Launch of My Secret by Kathy Hilton Fragrance

OmniReliant Holdings, Inc., (“OmniReliant” or the “Company”) (OTC BB:ORHI.OB), licensee of Kathy Hilton Fragrance, announced today that it has formally acquired the rights to a unique patented topical pharmaceutical product capable of delivering salicylic acid in a non-stick clear solid composition to treat acne. Omni Reliant will use the patented product to compliment the company’s patent pending warming foam acne treatment product.

Lead scientists William Bess and Leonard Mackles, who conceived the product, have agreed to sell the patent and collaborate with OmniReliant Holdings, Inc. to bring this breakthrough formula to the highly competitive acne treatment market.

Paul W. Morrison, CEO of OmniReliant Holdings, Inc., said, "Management considers it is important to acquire patented technology in order to contend in the aggressive acne treatment market. We believe this patent enhances our portfolio by adding the knowledge of respected academics and allows OmniReliant to bring unique products to market that can make a difference. We will continue to work with pharmaceutical industry veterans William Bess and Len Mackles, as their expertise and extensive research produces acne treatment products that allow us to fulfill the needs of a vast consumer base who desire an over-the-counter product.”

William Bess has over 38 years of development experience on all facets of personal care, pharmaceutical and household product development. He is the inventor / co-inventor of six U.S. patents and several current U.S. patent applications. Bess' work experience includes 20 years as a development scientist at Bristol Meyers Company (NYSE:BMY) and is in his fifteenth year as Product Development Director at Warner Lambert Consumer Health Care and Pfizer Consumer Health Care (NYSE:PFE).

Leonard Mackles has over 55 years of experience in the development of consumer, pharmaceutical, food, beverage and household products. He has worked for several international consumer products companies, including Schenley Research Institute and Bristol Myers Company, and has invented / co-invented nearly 200 U.S. and International patents with several current patent applications under review. Mackles is the president and owner of Link Laboratories Inc., a technology development firm founded in 1984 that specializes in developing patentable consumer product technologies for licensing or sale to marketing firms.

OmniReliant also announced today that Paul W. Morrison was promoted to CEO and appointed to the board of directors. Mr. Morrison, who is also the President of OmniReliant Holdings, Inc. will be replacing Chris Phillips, who will still maintain his seat on the board. “I look forward to guiding the Company during these exciting times in the Company’s early stages, by building distribution and bringing new products to market, leveraging licensed names and intellectual property. During my tenure with OmniReliant, we have already become a registered vendor with HSN, QVC and Macy’s," said Mr. Morrison.

Omni Reliant revealed today that Kathy Hilton is launching her new fragrance, My Secret by Kathy Hilton, on Macys.com. My Secret by Kathy Hilton will also be available on KathyHiltonFragrance.com. In conjunction with this exciting news, Ms. Hilton has decided to further entice her customers with an exciting promotion for Mother's Day.

Presented by My Secret by Kathy Hilton, the "My Secret" Mother's Day contest goes live January 24th on KathyHiltonFragrance.com, with the grand prize of one mother/daughter set winning a memorable and priceless holiday - round trip tickets to Los Angeles, an overnight stay at the Beverly Hills Hilton and a private lunch on Saturday, May 10th, with Kathy, Paris and Nicky, to talk beauty, family and much more.

About OmniReliant Holdings, Inc.

The Company, through its wholly owned subsidiary, OmniReliant Corporation, engages in the creation, design, distribution, and sale of affordable luxury products available to U.S. and international consumers. The Company plans to market its products through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels. The corporate offices of OmniReliant are located at 4218 West Linebaugh, Tampa, FL 33624. OmniReliant questions may be addressed to Paul W. Morrison, CEO, at (212) 812-2151.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward- looking statements. Undue reliance should not be placed on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statements reflect our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

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